Exhibit 99.1

SMTA Liquidating Trust Provides Update

June 2022 -- SMTA LIQUIDATING TRUST (the “Trust”) (a successor to Spirit MTA REIT (“SMTA”)) is today providing an update on its asset sale process and the distributions expected to be made by the Trust.
The Trust has completed the sale of the last three remaining properties that were transferred to it by SMTA in connection with the Trust’s formation for approximately $18.6 million in gross proceeds. These proceeds are approximately $3.6 million over the carrying value of the properties as reported in the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed March 2021.
The trustees of the Trust are pleased to announce that the Trust will make a liquidating distribution of $0.52 per unit of beneficial interest of the Trust. The distribution will be made on or about June 30, 2022.
The Trust made an interim distribution of $0.50 per unit of beneficial interest in November 2020.  With the current distribution, this brings the cumulative distributions from SMTA Liquidating Trust to $1.02.

About SMTA Liquidating Trust
SMTA Liquidating Trust is a Maryland common law trust. On January 1, 2020, Spirit MTA REIT, a Maryland corporation transferred all its assets (subject to all of its liabilities) to SMTA Liquidating Trust for the benefit of the shareholders of Spirit MTA REIT pursuant to a Plan of Voluntary Liquidation. The purpose of SMTA Liquidating Trust is to liquidate its assets and distribute the net proceeds to the holders of its units.
Investor Contact:
SMTA Liquidating Trust
investorrelations@smtaliquidatingtrust.com